Exhibit (a)(4)


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June , 2000

TO:           UNIT HOLDERS OF BROWN-BENCHMARK PROPERTIES LIMITED
              PARTNERSHIP

SUBJECT: OFFER TO PURCHASE UNITS by MP VALUE FUND 6, LLC; MP VALUE FUND 4, LLC; MORAGA FUND 1, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD PENSION INVESTORS, LTD.; ACCELERATED
              HIGH YIELD INCOME FUND 1, LTD.; MP-DEWAAY FUND, LLC; MP FALCON FUND, LLC; and MACKENZIE SPECIFIED INCOME FUND, L.P. (collectively the "Purchasers")

Dear Unit Holder:

             You should recently have received our Offer to Purchase and related
Letter of Transmittal (the "Offer"), by which we are offering to purchase up to 125,000 Units of limited partnership interest (the "Units") in BROWN-BENCHMARK PROPERTIES LIMITED PARTNERSHIP, an Delaware limited partnership (the "Partnership"). We are hereby extending the Expiration Date of our Offer to July 3, 2000 and increasing our purchase price to:

                                  $15 per Unit

less the amount of any distributions declared or made with respect to the Units between May 5, 2000 and July 3, 2000, or such other date to which this Offer may be further extended.

        The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in BROWN-BENCHMARK PROPERTIES LIMITED PARTNERSHIP without the usual transaction costs associated with market sales or partnership transfer fees.

         After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (the purple form) and Change of Address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

MacKenzie Patterson, Inc.,
1640 School Street
Moraga, California 94556
Facsimile: (925) 376-7983
E-Mail Address: offers@mackpatt.com

             If you have already tendered Units by submitting a Letter of Transmittal (the pink form), there is no need to submit a new transmittal form. All selling Unit holders will receive the highest price offered by the Purchasers regardless of the date of tender or the form used.

If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) July 3, 2000